Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Navios Maritime Partners L.P. for the registration of up to $500,000,000 aggregate principal amount of common units and/or debt securities and to the incorporation by reference therein of our reports dated March 12, 2026, with respect to the consolidated financial statements of Navios Maritime Partners L.P., and the effectiveness of internal control over financial reporting of Navios Maritime Partners L.P., included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

May 22, 2026